Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment to Rights Agreement dated as of February 3, 1999 (the “Amendment”), is between Magnum Hunter Resources, Inc., a Nevada corporation (the “Company”), and Securities Transfer Corporation, as rights agent (the “Rights Agent”).

W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of January 6, 1998 (the “Agreement”).

     WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement in the manner set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Defined Terms. Except as amended hereby, terms defined in the Rights Agreement shall have the same meanings when used in this Amendment.

     Section 2. Amendments to Definitions.

     (a) The definition of “Acquiring Person” in Section 1 of the Agreement is amended to add the following language at the end of such definition.

Notwithstanding anything contained in this Agreement to the contrary, neither ONEOK Resources Company, a Delaware corporation (“ONEOK”), nor any of its Affiliates or Associates shall become or be an Acquiring Person solely by virtue of either

     (i) the execution, delivery and performance of either that certain Stock Purchase Agreement dated as of February 3, 1999 between ONEOK and the Company, as it may be amended from time to time hereafter (such agreement, as so amended, being herein called the “ONEOK Agreement”) or of the Collateral Agreements (as defined in the ONEOK Agreement); or

     (ii) the consummation of the transactions contemplated by the ONEOK Agreement and the Collateral Agreements; or

     (iii) without limiting the generality of clauses (i) and (ii) above, the Beneficial Ownership by any of such Persons of shares of Common Stock as a result of its beneficial ownership of shares of ONEOK Preferred Stock.

unless and until such time as any such Person, together with its Affiliates and Associates, is then the Beneficial Owner of 15% of more of the shares of Common Stock then outstanding (including, without limitation, by virtue of

Beneficial Ownership referenced in clause (i), (ii) or (iii) above) and either (x) such Person shall then purchase or otherwise become the Beneficial Owner of any additional shares of Common Stock otherwise than as permitted by the Shareholder and Voting Agreement (as defined in the ONEOK Agreement) or (y) any other Person who is the Beneficial Owner of any shares of Common Stock shall become an Affiliate or Associate of ONEOK.

          (b) A new definition of “ONEOK Preferred Stock” is hereby added to Section 1 of the Agreement as follows:

     “ONEOK Preferred Stock” shall mean the 1999 Series A 8% Convertible Preferred Stock, par value $1,000 per share, of the Company.

     Section 3. Amendments to Summary of Rights. The second full paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Rights Agreement shall be amended to add the following sentence to such paragraph:

Neither ONEOK Resources Company, a Delaware corporation (“ONEOK”) nor any of its affiliated or associated persons shall become or be an Acquiring Person as a result of the execution, delivery and performance of that certain Stock Purchase Agreement dated as of February 3, 1999 between ONEOK and the Company and any collateral agreements and the consummation of any of the transactions contemplated thereby, unless ONEOK, together with its affiliated and associated persons, becomes the beneficial owner of additional shares of Common Stock otherwise than as permitted by the Shareholder and Voting Agreement between ONEOK and the Company, or another person that beneficially owns shares of Common Stock of the Company becomes an affiliate or associate of ONEOK.

     Section 4. The term “Acquiring Person” wherever referred to in the Rights Agreement or in any Exhibit thereto shall be deemed not to include ONEOK or any of its Affiliates or Associates except as provided in this Amendment.

     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 8. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MAGNUM HUNTER RESOURCES, INC.

By:	/s/	Gary C. Evans

Gary C. Evans
President and Chief Executive Officer

SECURITIES TRANSFER CORPORATION

By:	/s/	George Johnson

George Johnson
Vice President

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